UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2009
FIRST NIAGARA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23975	42-1556195

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Exchange Street, Suite 618 Buffalo, NY	14210

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 625-7500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On September 4, 2009, First Niagara Bank (the “Bank”), the wholly-owned subsidiary of First Niagara Financial Group, Inc. (“First Niagara”), completed its acquisition of 57 Western Pennsylvania branches from National City Bank (“NatCity”), a subsidiary of The PNC Financial Services Group, Inc. (“PNC”), as contemplated by the previously announced Purchase and Assumption Agreement (the “Agreement”) by and between the Bank, NatCity and PNC, dated as of April 6, 2009. In accordance with the Agreement, the Bank acquired $3.9 billion of deposits and $756.9 million of performing loans and paid a deposit premium of 1.3% on the 30 day average daily balance of the deposits acquired.
This current report on Form 8-K/A is being filed to amend the initial report on Form 8-K filed with the Securities and Exchange Commission by First Niagara on September 9, 2009 for purposes of including the financial information required by Item 9.01 of Form 8-K.
Item 9.01 Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired.
The acquisition of the branches and related deposits and loans does not represent the acquisition of a business that has continuity both before and after the transaction, and therefore historical financial statements of the acquired branches are not required.
(b)	Pro forma financial information.
Pro forma income statement information is not presented because the acquisition of the NatCity branches does not represent the acquisition of a business which has continuity both before and after the acquisition. Pro forma balance sheet information is not presented as our most recently filed current consolidated balance sheet contains the effects of the branch acquisition. However, set forth below is a narrative description of the loans acquired and deposits assumed in the acquisition of the branches as well as the anticipated effects of the acquisition on First Niagara’s consolidated financial condition and results of operation.
The Bank acquired performing loans with a principal balance of $756.9 million, as shown in the table below. The Bank did not acquire any subprime, residential mortgage, home equity, or shared national credit loans. All loans acquired in the branch acquisition were performing as of the acquisition date and as of September 30, 2009.
The following table highlights the principal balance of the loans acquired by the Bank in connection with the branch acquisition by type and includes estimated weighted average interest rate.

	Balance	Rate
	(in thousands)
Commercial real estate	$254,505	5.9%
Commercial business	435,066	4.2
Consumer	67,350	9.8

Total loans	$756,921	5.3%

The following table sets forth certain information as of September 30, 2009, regarding the principal balance of loans maturing or repricing in the portfolio of loans associated with the acquired branches. Demand loans having no stated schedule of repayment and no stated maturity are reported as due in one year or less. Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which contractual payments are due. No adjustments have been made for prepayment of principal (in thousands):

	Within	One through	After
	one year	five years	five years	Total
Commercial:
Real estate	$121,277	$94,283	$47,263	$262,823
Business	355,715	66,414	9,679	431,808

Total commercial	476,992	160,697	56,942	694,631

Consumer	56,927	14,211	2,715	73,853

Total loans and leases	$533,919	$174,908	$59,657	$768,484

For the loans reported in the preceding table, the following sets forth at September 30, 2009, the dollar amount of fixed-rate and adjustable-rate loans due after September 30, 2010 (in thousands):

	Fixed	Adjustable	Total

Commercial:
Real estate	$132,465	$9,081	$141,546
Business	75,676	417	76,093

Total commercial	208,141	9,498	217,639

Consumer	16,926	—	16,926

Total loans and leases	$225,067	$9,498	$234,565

The Bank has assumed deposit liabilities with a contractual balance of approximately $3.9 billion from NatCity, including certificates of deposit, interest-bearing savings and checking accounts, money market accounts and noninterest-bearing accounts. The deposit liabilities assumed include deposit liabilities associated with an acquired branch that were initially opened at such branch or that were moved to such branch at the request of a customer.
The following table provides information regarding the contractual balance of deposits assumed by the Bank in connection with the branch acquisition, as of September 4, 2009, with estimated weighted average interest rate information.

	Balance	Rate
	(in thousands)
Savings	$124,072	0.25%
Interest-bearing checking	549,316	0.11
Money market deposit accounts	750,061	0.95
Noninterest-bearing	728,666	—
Certificates	1,741,584	3.85

Total deposits	$3,893,699	1.93%

As a result of the branch acquisition, the Bank has the third largest deposit market share in the Pittsburgh, Pennsylvania banking market and the fifth largest deposit market share in the Erie, Pennsylvania banking market, in each case based on deposit data as of June 30, 2008, as adjusted to exclude home office deposits.

The following table shows maturities of outstanding certificates of deposits associated with the acquired branches in denominations of $100 thousand and greater at September 30, 2009 (in thousands):

Less than three months	$55,663
Over three months to sixmonths	98,290
Over sixmonths to 12 months	76,279
Over 12 months	168,297

Total	$398,529

The following discussion represents our current assessment of the potential effects of the branch acquisition on our consolidated financial condition and results of operations. Numerous factors, including factors outside our control (such as the general level of interest rates, national and regional economic conditions, and changes in laws and regulations) may significantly alter the effects described below. As such, there can be no assurance that the effects of the branch acquisition will meet our expectations.
Significant Assumptions. In addition to the assumptions stated below, we made the following assumptions in arriving at the current assessment of the potential effects of the branch acquisition on our consolidated financial condition and results of operations discussed in this Form 8K/A: (i) the outlook for regional and national economic conditions and interest rates will remain relatively stable, (ii) although we will continue to be headquartered in Western New York, customers located in the markets served by the NatCity branches have similar needs and desires as our current customers in our New York markets, namely a locally managed community bank, (iii) run-off of non-certificate deposits to be acquired in the branch acquisition will occur shortly following consummation of the branch acquisition and run-off of certificates of deposit will occur at their scheduled maturity dates, (iv) we will be able to re-price the deposits from the branch acquisition to rates more consistent with both current market rates and the Bank’s existing rates and (v) the cost to operate the NatCity branches will be consistent with our current expectations. While we believe these assumptions and the other assumptions stated are reasonable, there can be no assurance that actual results will be consistent with these assumptions.
Net Interest Income. We anticipate the loan balances at the NatCity branches to grow at a rate of approximately $150 million to $200 million per year over the first two to three years. New loan originations will primarily be in a combination of commercial business loans and commercial real estate loans.
The composition of the investment portfolio and its ability to provide a competitive yield while not compromising our asset/liability management, liquidity, credit, and investment policies and characteristics is an important component of the branch acquisition. Our investment portfolio is comprised primarily of agency-backed mortgage-backed securities and collateralized mortgage obligations. We have received approximately $3.1 billion of cash as a result of the branch acquisition, of which $2.7 billion was used to repay short-term borrowings that we had used to pre-purchase investment securities in anticipation of the NatCity branch acquisition. The remaining cash will be used to purchase investment securities, comprised primarily of agency-backed mortgage-backed securities and collateralized mortgage obligations, and to fund loan growth.
The impact of the branch acquisition on interest expense is expected to include interest expense of the NatCity branches’ deposits, which had a weighted average cost of approximately 1.93% at September 4, 2009. We also expect to benefit from lowering the NatCity branches’ weighted average interest costs to reflect deposit pricing more consistent with competitors in the Pittsburgh, Erie and Warren, Pennsylvania banking markets, as well as the Bank’s existing branches in Upstate New York. This deposit repricing plan is the primary reason we expect deposit run-off in the NatCity branches’ deposit portfolio.
We expect the net interest margin of the NatCity branches to be in a range of 2.25% to 2.75%. This range will depend on the prevailing level of interest rates, the yields we earn on the existing loan portfolio and new originations, the rates we pay on the existing deposit portfolio and new deposits, and the yields we earn on the securities portfolio.
Provision for Credit Losses. Since we have recorded all acquired loans at their fair value on the acquisition date, we expect future additions to the allowance for credit losses related to such loans will be minimal for the foreseeable future to the extent that the estimates of fair value are accurate. Under the terms of the Purchase and Assumption Agreement, the Bank generally did not receive any loans 30 days or more delinquent. A provision for credit losses will be recorded for new loans originated by the NatCity branches, if necessary, consistent with the Bank’s credit policies.
Noninterest Income. While actual results will be based on numerous factors, many of which are not in our control and, therefore, no assurances can be given, we expect that over time approximately 30% of our total net revenue related to the NatCity branches (defined as net interest income plus noninterest income) could be derived from noninterest income.

Noninterest Expense. We expect that we will be able to operate the NatCity branches with a cash efficiency ratio (that is, noninterest expense less amortization of intangibles divided by the sum of net interest income and noninterest income) of approximately 55%. We expect the cash operating expenses to be a combination of the following: (i) the cost to operate each individual branch, which is a combination of branch employees and other standard branch maintenance functions, (ii) FDIC deposit insurance premiums, (iii) expenses associated with the centralization of support functions and costs incurred to expand and enhance the services, products and support provided to the NatCity branches’ customers and (iv) marketing expenses to develop strong brand awareness in the markets in and around the NatCity branches.
In addition we will record non-cash charges associated with amortization of the core deposit intangible and depreciation of capitalized one-time expenses. The core deposit intangible resulting from the branch acquisition amounted to $29.8 million and will be amortized utilizing an accelerated method over a period of approximately nine years. In addition, depreciation expense associated with capitalized expenditures for technology investments and signage are expected to be approximately $1.5 million to $2.5 million per year.
We have incurred $26.2 million of one-time pre-tax expenses associated with the acquisition of the NatCity branches through September 30, 2009. We do not expect to incur any further expenses of this nature related to these acquired branches.
Income Taxes. We estimate that the marginal tax rate that results from the NatCity branches will be approximately 40%. The goodwill generated by the transaction will be deducted for tax purposes over 15 years utilizing the straight line method.
(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase and Assumption Agreement, dated as of April 6, 2009, by and among First Niagara Financial Group, Inc., National City Bank and The PNC Financial Services Group, Inc. (incorporated by reference to Exhibit 2.1 to First Niagara’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2009 (Commission File No. 0-23975))
Forward Looking Statements
The discussion included in this document is intended to provide our current assessment of the potential effects of the branch acquisition on our consolidated financial condition and results of operations. Certain statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which First Niagara Financial Group, Inc. and its subsidiary operate, projections of future performance and perceived opportunities in the market. Our actual results may differ significantly from the results, performance, and achievements expressed or implied in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which we conduct our operations, our ability to successfully integrate the branch acquisition and retain customers, fluctuation in interest rates, credit quality and government regulation, and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 under Item 1A. “Risk Factors” and in Part II, Item 1A of our subsequently filed Quarterly Reports on Form 10-Q.  First Niagara Financial Group, Inc. does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.
DATE: November 18, 2009	By:	/s/ Michael W. Harrington
Michael W. Harrington
Chief Financial Officer (Duly authorized representative)